Exhibit 99.1
3600 Glenwood Ave., Ste. 104
Raleigh, NC 27612
TRIANGLE CAPITAL CORPORATION REPORTS THIRD QUARTER RESULTS AND
INCREASES QUARTERLY DIVIDEND TO $0.27 PER SHARE
RALEIGH, NC — November 7, 2007, Triangle Capital Corporation (NASDAQ: TCAP) (“Triangle” or “the Company”), a leading specialty finance company that provides customized financing solutions to lower middle market companies located throughout the United States, today announced its results for the third quarter of 2007, and increased its quarterly dividend to $0.27 per share.
Third Quarter 2007 Results
Total investment income during the third quarter of 2007 was $3.6 million, compared to total investment income of $3.3 million for the second quarter of 2007, representing an increase of 9.3%. The Company’s increase in total investment income is primarily attributed to an increase in investment interest, fee and dividend income due to a net increase in portfolio investments from June 30, 2007 to September 30, 2007.
Net investment income during the third quarter of 2007 was $2.0 million, compared to net investment income of $1.6 million for the second quarter of 2007, representing an increase of 21.2%. Net investment income per share during the third quarter of 2007 was $0.30 compared to $0.25 during the second quarter of 2007. The Company’s net investment income during the third quarter of 2007 was positively impacted by approximately $0.2 million of non-recurring fee income relating primarily to loan prepayment fees and debt amendment fees. These non-recurring fees equated to $0.03 of net investment income on a per share basis during the third quarter of 2007.
The Company’s net increase in net assets resulting from operations was $3.4 million during the third quarter of 2007, as compared to $2.2 million during the second quarter of 2007. The Company’s net increase in net assets resulting from operations was $0.50 per share during the third quarter of 2007 as compared to $0.33 per share during the second quarter of 2007.
The Company’s net asset value per share at September 30, 2007, was $13.99 as compared to the Company’s net asset value per share at June 30, 2007, of $13.75. As of September 30, 2007, the Company’s weighted average yield on all of its outstanding debt investments was approximately 13.8%.
“We are very pleased to announce a solid quarter-over-quarter increase in net investment income, particularly during a time in the credit markets that many find challenging. We have continued to identify well-collateralized investment opportunities, and are very pleased with the quality of our investment portfolio which contains no sub-prime mortgage related exposure,” said Garland S. Tucker, III, President and CEO of Triangle.
Dividend Information
Triangle’s board of directors has declared a cash dividend of $0.27 per share. The dividend will be payable as follows:
Record Date: November 29, 2007
Payment Date: December 27, 2007
“Triangle continues to pace ahead of its business plan in terms of providing shareholders with a strong recurring dividend yield,” said Steven C. Lilly, Triangle’s Chief Financial Officer. “As our investment portfolio matures we anticipate our future dividend yield will continue to be attractive.”
Triangle has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash dividend, shareholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash dividends.
When the Company declares and pays dividends, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the dividend allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes.
Recent Portfolio Investments
During the third quarter the Company made an additional $1.9 million subordinated debt investment in an existing portfolio company, and two new investments totaling $11.2 million, of which $9.3 million was senior debt, $0.9 million was second lien debt, and $1 million was equity. Subsequent to quarter end, the Company has made investments totaling $10.6 million, of which $4.0 million was senior debt, $3.1 million was second lien debt, and $3.5 million was subordinated debt.
New investments since June 30, 2007 are summarized as follows:
On July 20, 2007, the Company invested approximately $4.3 million and $0.9 million in senior and second lien debt, respectively, of Cyrus Networks, LLC (“Cyrus Networks”), a provider of data center services based in Houston, Texas. Under the terms of the investments, Cyrus Networks will pay interest on the first lien senior debt at a floating rate of LIBOR plus 400 basis points per annum and will pay interest on the second lien senior debt at a floating rate of LIBOR plus 725 basis points per annum.
On September 17, 2007, the Company made a $5.0 million senior debt investment and a $1.0 million equity investment in Syrgis Holdings, Inc. (“Syrgis”). Syrgis, headquartered in

Covington, Kentucky, is a holding company comprised of four distinct specialty chemical subsidiaries. Under the terms of the investments Syrgis will pay interest on the senior debt at a rate of 10.0% per annum.
On October 25, 2007, the Company invested $7.1 million in FCL Graphics, Inc. (“FCL”) consisting of $4.0 million in senior debt and $3.1 million in second lien debt. FCL is a leading commercial printer based in Chicago, Illinois, producing such items as direct mailings, brochures, annual reports, posters, catalogs, sell sheets, newspaper inserts and labels. Under the terms of the investments FCL will pay interest on the first lien senior debt at floating rates ranging from LIBOR plus 350 basis points per annum to LIBOR plus 750 basis points per annum and will pay interest on the second lien senior debt at a fixed rate of 18.0%.
As previously announced, on October 25, 2007, the Company invested $3.5 million in Energy Hardware Holdings, LLC (“EH Holdings”) consisting of $3.3 million in senior subordinated debt and $0.2 million in junior subordinated debt. EH Holdings is a global distributor of fasteners, machined parts, seals and gaskets to the power generation industry. Under the terms of the investments, EH Holdings will pay interest at fixed rates of 14.5% on the senior subordinated debt and 8.0% on the junior subordinated debt.
Important Disclosures Relating to Financial Statement Presentation
Certain financial data for prior periods, including data for the three months ended June 30, 2007 and for the three and nine months ended September 30, 2006, are included in this press release. In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”), the Company’s results of operations for the three months ended June 30, 2007 and for the three and nine months ended September 30, 2007, are presented as if the Company’s initial public offering and related formation transactions had occurred as of January 1, 2007. In addition, in accordance with SFAS 141, the results of the Company’s operations for the three and nine months ended September 30, 2006, and the Company’s financial position as of December 31, 2006, have been presented on a combined basis in order to provide comparative information with respect to prior periods.
About Triangle Capital Corporation
Triangle Capital Corporation (www.TCAP.com) is a specialty finance company organized to provide customized financing solutions to lower middle market companies located throughout the United States. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. Triangle typically invests $5.0 — $15.0 million per transaction in companies with annual revenues between $20.0 and $75.0 million and EBITDA between $2.0 and $10.0 million.
Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. Triangle intends to elect to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its shareholders.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.
Contacts
Sheri B. Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com
Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com
#      #      #

TRIANGLE CAPITAL CORPORATION
Balance Sheets

	September 30,	December 31,
	2007	2006
	(Consolidated)	(Combined)

	(Unaudited)
Assets
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $60,597,699 and $40,592,972 at September 30, 2007 and December 31, 2006, respectively)	$63,449,412	$42,370,348
Affiliate investments (cost of $13,420,305 and $9,453,445 at September 30, 2007 and December 31, 2006, respectively)	13,946,303	10,011,145
Control investments (cost of $15,980,690 and $2,614,935 at September 30, 2007 and December 31, 2006, respectively)	18,483,136	2,614,935

Total investments at fair value	95,878,851	54,996,428
Deferred loan origination revenue	(1,125,654)	(774,216)
Cash and cash equivalents	35,789,724	2,556,502
Interest and fees receivable	304,831	134,819
Prepaid expenses	30,382	—
Deferred offering costs	—	1,020,646
Deferred financing fees	998,746	985,477
Property and equipment, net	34,701	—

Total assets	$131,911,581	$58,919,656

Liabilities
Accounts payable and accrued liabilities	$740,300	$794,983
Interest payable	171,222	606,296
Partners tax distribution payable	—	531,566
Payable to Triangle Capital Partners, LLC	—	30,000
SBA guaranteed debentures payable	35,800,000	31,800,000

Total liabilities	36,711,522	33,762,845

Net Assets
General partner’s capital	—	100
Limited partners’ capital	—	21,250,000
Common stock, $0.001 par value per share (150,000,000 shares authorized, 6,803,863 and 100 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively)	6,804	—
Additional paid-in capital	87,599,046	1,500
Accumulated undistributed net realized earnings	1,714,052	1,570,135
Net unrealized appreciation of investments	5,880,157	2,335,076

Total net assets	95,200,059	25,156,811

Total liabilities and net assets	$131,911,581	$58,919,656

Net asset value per share	$13.99	N/A

TRIANGLE CAPITAL CORPORATION
Unaudited Statements of Operations

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
	(Consolidated)	(Combined)	(Consolidated)	(Combined)

Investment income:
Loan interest, fee and dividend income:
Non-Control / Non-Affiliate investments	$1,728,682	$1,137,179	$4,233,318	$3,353,636
Affiliate investments	574,964	151,478	1,368,578	483,817
Control investments	361,395	74,606	845,136	217,559

Total loan interest, fee and dividend income	2,665,041	1,363,263	6,447,032	4,055,012

Paid-in-kind interest income:
Non-Control / Non-Affiliate investments	213,850	204,240	590,655	594,119
Affiliate investments	63,556	10,336	159,098	29,187
Control investments	143,188	42,370	294,501	123,558

Total paid-in-kind interest income	420,594	256,946	1,044,254	746,864

Interest income from cash and cash equivalent investments	508,652	93,274	1,502,341	212,115

Total investment income	3,594,287	1,713,483	8,993,627	5,013,991

Expenses:
Interest expense	525,081	459,746	1,545,798	1,378,736
Amortization of deferred financing fees	28,515	25,158	83,731	74,397
Management fees	—	398,441	232,423	1,190,632
General and administrative expenses	1,048,690	81	2,690,946	39,820

Total expenses	1,602,286	883,426	4,552,898	2,683,585

Net investment income	1,992,001	830,057	4,440,729	2,330,406

Net realized gain (loss) on investments — Non-Control / Non-Affiliate	—	—	(1,464,224)	5,977,109
Net realized gain on investments — Affiliate	141,014	—	141,014	—
Net unrealized appreciation (depreciation) of investments	1,233,666	228,700	3,545,081	(2,552,800)

Total net gain on investments	1,374,680	228,700	2,221,871	3,424,309

Net increase in net assets resulting from operations	$3,366,681	$1,058,757	$6,662,600	$5,754,715

Net investment income per share — basic and diluted	$0.30	N/A	$0.66	N/A

Net increase in net assets resulting from operations per share — basic and diluted	$0.50	N/A	$0.99	N/A

Dividends declared per common share	$0.26	N/A	$0.41	N/A

Weighted average number of shares outstanding — basic and diluted	6,735,177	N/A	6,703,414	N/A

Allocation of net increase in net assets resulting from operations to:
General partner	N/A	$211,751	N/A	$1,150,943
Limited partners	N/A	847,006	N/A	4,603,772

	N/A	$1,058,757	N/A	$5,754,715

TRIANGLE CAPITAL CORPORATION
Unaudited Statements of Cash Flows

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2007	2006
	(Consolidated)	(Combined)

Cash flows from operating activities:
Net increase in net assets resulting from operations	$6,662,600	$5,754,715
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio investments	(42,534,975)	(15,703,478)
Repayments received/sales of portfolio investments	4,878,207	9,870,607
Loan origination and other fees received	894,904	474,795
Net realized loss (gain) on investments	1,323,210	(5,977,109)
Net unrealized depreciation (appreciation) of investments	(3,545,081)	2,552,800
Paid-in-kind interest accrued, net of payments received	(845,033)	(383,073)
Amortization of deferred financing fees	83,731	74,397
Recognition of loan origination and other fees	(543,466)	(400,291)
Accretion of loan discounts	(158,751)	(119,593)
Depreciation expense	4,605	—
Changes in operating assets and liabilities:
Interest and fees receivable	(170,012)	(50,172)
Prepaid expenses	(30,382)	—
Accounts payable and accrued liabilities	(54,683)	(13,226)
Interest payable	(435,074)	(414,494)
Receivable from / payable to Triangle Capital Partners, LLC	(30,000)	—

Net cash used in operating activities	(34,500,200)	(4,334,122)

Cash flows from investing activities:
Purchases of property and equipment	(39,306)	—

Net cash used in investing activities	(39,306)	—

Cash flows from financing activities:
Borrowings under SBA guaranteed debentures payable	4,000,000	—
Financing fees paid	(97,000)	—
Proceeds from initial public offering, net of expenses	64,728,037	—
Change in deferred offering costs	1,020,646	—
Partners’ capital contributions	—	10,625,000
Cash dividends paid	(1,127,342)	—
Distributions to partners	(751,613)	(5,000,010)

Net cash provided by financing activities	67,772,728	5,624,990

Net increase in cash and cash equivalents	33,233,222	1,290,868
Cash and cash equivalents, beginning of period	2,556,502	6,067,164

Cash and cash equivalents, end of period	$35,789,724	$7,358,032

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,980,873	$1,793,230